Exhibit 99.1

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521
Subject: NEW NATIONAL SALES MANAGER	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JULY 5, 2016

SCOTT PARKHURST JOINS SKYLINE CORPORATION AS NATIONAL SALES MANAGER

Skyline Corporation (“Skyline” or “Corporation”) announced today that Scott Parkhurst has joined the Company as its National Sales Manager. Mr. Parkhurst will be responsible for marketing initiatives, as well as sales strategy and growth for the Corporation’s 10 operating divisions. Mr. Parkhurst had previously worked for Skyline as a Division Sales Manager, and was employed by one of the nation’s leading manufacturers of recreation vehicles.

“I look forward to returning to the team at Skyline and building upon the progress that is taking place. Skyline’s strong traditional values will support our commitment to expand our business nationwide and I am excited to be a part of all that is happening at Skyline,” said Scott Parkhurst.

“Scott has a great history in our industry and has been a successful leader in developing sales strategies and delivering top line results. We are excited to have Scott join our team,” said Rich Florea, Skyline’s President and Chief Executive Officer.

In addition to the hiring of Mr. Parkhurst, the Corporation also announced changes to its Loan and Security Agreement dated March 20, 2015 (the “Loan Agreement”) with First Business Capital Corp. As a matter of precaution, the Corporation sought and received amendments to certain covenants under the Loan Agreement. On June 28, 2016, Sections 7.25 and 8.3 of the Loan Agreement were amended as follows:

•	An increase in the capital expenditure limit for the fiscal year ended May 31, 2016 from $800,000 in the aggregate to $1,250,000 in the aggregate;

•	An increase in the capital expenditure limit for the fiscal year ending May 31, 2017 from $800,000 in the aggregate to $1,500,000 in the aggregate. In the absence of any subsequent amendment, the capital expenditure limit for subsequent fiscal years shall remain at $800,000 in the aggregate per fiscal year; and

•	A covenant specifying that a monthly net loss in fiscal 2017 not exceed $250,000 was increased to $500,000 for June 2016, $1,000,000 for July 2016, and $1,000,000 for December 2016. Such increases will be effective only for the months identified. In the absence of any subsequent amendment, the maximum monthly net loss for all other months of fiscal year 2017 and thereafter remain at $250,000.

BRINGING AMERICA HOME.    BRINGING AMERICA FUN.

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521
Subject: NEW NATIONAL SALES MANAGER	Approved by: JON S. PILARSKI

Except as provided herein, the Loan Agreement and all other loan documentation related thereto shall remain in full force and effect in accordance with their terms.

About Skyline Corporation

Skyline Corporation designs, produces and markets manufactured housing, modular housing and park models to independent dealers and manufactured housing communities located throughout the United States and Canada. The Company has ten manufacturing facilities in nine states.

Skyline Corporation was originally incorporated in Indiana in 1959, as successor to a business founded in 1951, and is one of the largest producers of manufactured and modular housing in the United States. Skyline generated net sales of approximately $186.9 million in fiscal 2015. For more information, visit www.skylinecorp.com.

Forward-Looking Statements

This press release contains statements regarding our strategic direction and our projected financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied in this press release. Such risk factors include those related to: consumer confidence and economic uncertainty, availability of wholesale and retail financing, the health of the U.S. housing market as a whole, federal, state and local regulations pertaining to the manufactured housing industry, the cyclical nature of the housing and park model industries, general or seasonal weather conditions affecting sales, potential impact of natural disasters on sales and raw material costs, potential periodic inventory adjustments by independent retailers, interest rate levels, impact of inflation, impact of rising fuel costs, cost of labor and raw materials, competitive pressures on pricing and promotional costs, catastrophic events impacting insurance costs, and the availability of insurance coverage for various risks to the Company. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended May 31, 2015.

BRINGING AMERICA HOME.    BRINGING AMERICA FUN.